EXHIBIT 10.2

REDACTED

CERTAIN IDENTIFIED INFORMATION, INDICATED BY [***], HAS BEEN EXCLUDED FROM THE

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE

COMPETITIVE HARM IF PUBLICLY DISCLOSED.

ICAD, INC.

XOFT, INC.

XOFT SOLUTIONS, LLC

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of March 30, 2020, by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and ICAD, INC., a Delaware corporation (“Parent”), (ii) XOFT, INC., a Delaware corporation (“Xoft”) and (iii) XOFT SOLUTIONS, LLC, a Delaware limited liability company (“Xoft Solutions”) (each a “Borrower” and collectively, the “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and each Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person and any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Date” is September 1, 2021; provided, however, if Borrowers achieve the Revenue Milestone, then the Amortization Date shall automatically be extended to March 1, 2022.

“Bank Expenses” means all: reasonable, out-of-pocket and documented costs or expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable, out-of-pocket and documented Collateral audit fees; and Bank’s reasonable, out-of-pocket and documented reasonable, out-of-pocket and documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to [***] of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Parent; provided, however, that Bank has the right to decrease the foregoing percentages in its good faith and reasonable business judgment and upon notification thereof to Parent to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended from time to time.

“Collateral” means the property described on Exhibit A attached hereto; provided, however, that in no event shall the Collateral include any Excluded Assets.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Borrower or Guarantor maintains a deposit account or the securities intermediary or commodity intermediary at which Borrower maintains a securities account or a commodity account, such Borrower or Guarantor, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over any such account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means the Term Loan, any Advance, or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the applicable Obligations owed at the end of a given day.

“Designated Deposit Account” means Parent’s primary depository or operating account with Bank.

“DOJ” means the U.S. Department of Justice or any successor thereto, or any other comparable Governmental Authority.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of a Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s good faith and reasonable business judgment and upon notification thereof to Parent. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)    Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)    Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)    Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

(d)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)    Prebillings, prepaid deposits, retention billings, or progress billings;

(f)    Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(g)    Accounts with respect to which the account debtor does not have its principal place of business in the United States or a province of Canada (other than Quebec);

(h)    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(i)    Accounts with respect to which a Borrower is liable, indebted or obligated in any manner to the account debtor for goods sold or services rendered by the account debtor to such Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower (sometimes called “contra” accounts);

(j)    Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to any Borrower exceed [***] of all Accounts, to the extent such obligations exceed the aforementioned percentage, except (i) as approved in writing by Bank and (ii) [***];

(k)    Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole but reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l)    Accounts the collection of which Bank reasonably determines to be doubtful.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“Equity Event” means Bank’s receipt of evidence, in form and substance satisfactory to Bank in its reasonable discretion, that Parent has received not less than [***] in net cash proceeds from the sale of Parent’s equity securities, after March 1, 2020 and on or before September 30, 2020, to investors and on terms and conditions acceptable to Bank in its sole discretion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Asset” means: (a) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such requirement of law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; (b) any contract, license, agreement, instrument or other document to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, such contract, license, agreement, instrument or other document, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such requirement of law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and (c) any application for registration of a trademark filed with the U.S. Patent and Trademark Office on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the U.S. Patent and Trademark Office, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of this Agreement.

“Exempt Accounts” means, collectively, all deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Bank by Parent as such.

“Existing Indebtedness” is the indebtedness of Borrowers to Silicon Valley Bank in the aggregate principal outstanding amount as of the Closing Date pursuant to that certain Loan and Security Agreement, dated August 7, 2017, entered into by and between Silicon Valley Bank and Borrowers.

“FDA” means the U.S. Food and Drug Administration or any successor thereto, or any other comparable Governmental Authority.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, or (b) the acceleration of the Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of the Term Loan multiplied by the Final Payment Percentage, payable to Bank.

“Final Payment Percentage” is one and three quarters percent (1.75%); provided, however, that if Parent fails to achieve the Equity Event, then such Final Payment Percentage shall be automatically be increased to five percent (5.00%).

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“iCAD France” means PMNE ICAD, Parent’s wholly owned Subsidiary organized under the laws of France.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of each Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any agreements related to letters of credit, any subordination/intercreditor agreements, any pledge or security agreements, any note or notes executed by a Borrower or any other Person, and any other agreement, instrument or document entered into by any Borrower and Bank in connection with this Agreement, all as amended, restated, supplemented or otherwise modified or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, the Prepayment Fee, the Final Payment, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.

“Parent” is defined in the preamble hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means the first (1st) calendar day of each calendar month, commencing on April 1, 2020.

“Perfection Certificates” has the meaning assigned in Section 3.1(k).

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrowers and Guarantors in favor of Bank arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Perfection Certificates;

(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time; provided, however, notwithstanding anything to the contrary herein and strictly for the purposes of this clause (c) of the definition of Permitted Indebtedness and for no other purpose, any obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP;

(d)    Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business to the extent not more than (90) days’ past due; provided, however, that up to One Hundred Thousand Dollars ($100,000) of such Indebtedness may be more than (90) days’ past due;

(f)    Subordinated Debt;

(g)    Indebtedness between any Borrower or Guarantor and another Borrower or Guarantor;

(h)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations incurred in the ordinary course of business, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any given time, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions permitted under Section 7.1, in each case entered into or incurred in the ordinary course of business, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any given time;

(i)    Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the (x) amount of such Indebtedness is not in excess of the amount of the unpaid cost of, (y) shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by such insurance and (z) all such Indebtedness is in an aggregate amount not to exceed Eight Hundred Thousand Dollars ($800,000) at any given time;

(j)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so called “purchase cards,” “procurement cards,” or “P-cards”) issued by any issuer other than Bank, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any given time; and

(k)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrowers.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Perfection Certificates;

(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, (iv) Bank’s money market accounts, (v) corporate bonds maturing no more than one (1) year from the date of purchase with a credit rating of at least A2 or A and (vi) money market funds that are rated AAA;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of such Person;

(d)    Investments consisting of deposit accounts (i) in which Bank has a perfected security interest, or (ii) are Exempt Accounts;

(e)    Investments accepted in connection with Transfers permitted by Section 7.1;

(f)    Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)    Investments consisting of repurchases of equity interests permitted pursuant to Section 7.6;

(h)    Investments by a Borrower or Guarantor in another Borrower or Guarantor;

(i)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans made to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors; provided the cash amount of such loans and advances shall not exceed in the aggregate for (i) and (ii), One Hundred Thousand Dollars ($100,000) in any fiscal year;

(j)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement or enforcement of delinquent obligations of, and other disputes with, customers or suppliers;

(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of Borrowers in any Subsidiary;

(l)    joint ventures or strategic alliances in the ordinary course of Borrowers’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrowers do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(m)    deposits of cash made in the ordinary course of business to secure performance of operating leases under which any Borrower or any of its Subsidiaries is lessee thereunder; not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time;

(n)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.1;

(o)    Investments constituting deposits described in the definition of Permitted Liens;

(p)    Investments consisting of the creation of Subsidiaries created or acquired by any Borrower or Guarantor, so long as such Borrower or such Guarantor and such Subsidiary complies with Section 6.12;

(q)    Investments in iCAD France not to exceed One Hundred Fifty Thousand Dollars in the aggregate in any fiscal quarter; and

(r)    other Investments in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public, (b) non-exclusive licenses granted by a Borrower or a Subsidiary thereof to its customers in the ordinary course of business, (c) non-exclusive and exclusive licenses for the use of the Intellectual Property of a Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of any Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) such Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Bank and delivers to Bank copies of the final executed licensing documents in connection with the exclusive license promptly, and in any event within ten (10) days after the consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to a Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” means the following:

(a)    Any Liens existing on the Closing Date and disclosed in the Perfection Certificates or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same do not secure payments in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate;

(c)    Liens (i) upon or in any fixed asset or software which was not financed by Bank acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such fixed asset or software or indebtedness incurred solely for the purpose of financing the acquisition of such fixed asset or software, or (ii) existing on such fixed asset or software at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and other directly-related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; provided, however, that individual financing of assets provided by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of assets provided by such lender or lessor, respectively;

(d)    Liens of carriers, warehousemen, suppliers, landlords, mechanics, materialmen, laborers, repairmen or workmen, or other statutory Liens, arising in the ordinary course of business and not in connection with the borrowing of money, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not which Liens either are for sums not more than thirty (30) days’ delinquent or are being contested in good faith by appropriate proceedings;

(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)    leases or subleases of real property granted in the ordinary course of a Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)    the interests of lessors under operating leases and UCC financing statements filed as a precautionary measure in connection with operating leases, consignment of goods or otherwise solely for precautionary purposes relating to arrangements not constituting Indebtedness;

(h)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)    Liens consisting of Permitted Licenses;

(j)    Liens, including, without limitation, customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law, in favor of other financial institutions arising in connection with such Person’s deposit and/or securities accounts held at such institutions, provided that (i) such Borrower, Guarantor or Subsidiary is permitted under the terms of this Agreement to maintain such accounts and Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts, or (ii) such accounts are Exempt Accounts;

(k)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, so long as such financing is permitted under clause (i) of the definition of Permitted Indebtedness; and

(l)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” is, with respect to the Term Loan, if prepaid prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in amount equal to:

(a)    for a prepayment made on or after the Closing Date through and including the first anniversary of the Funding Date of the Term Loan, three percent (3.00%) of the principal amount of the Term Loan prepaid;

(b)    for a prepayment made after the date which is after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, two percent (2.00%) of the principal amount of the Term Loan prepaid;

(c)    for a prepayment made after the date which is after the second anniversary of the Closing Date and prior to the Term Loan Maturity Date, one percent (1.00%) of the principal amount of the Term Loan prepaid.

“Prime Rate” means the greater of four and a quarter percent (4.25%) or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or, if the Prime Rate is no longer published in the Western Edition of The Wall Street Journal, such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued, received or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product re-certifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Responsible Officer” means each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of each Borrower.

“Restricted Agreement” is any material in-bound license of Intellectual Property or other similar material agreement (other than over-the-counter software that is commercially available to the public) to which any Borrower is a party or under which any Borrower is bound: (a) that prohibits or otherwise restricts any Borrower from assigning to Bank, or granting to Bank a Lien in, any Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a breach or default under, or the expiration or termination of, such license, agreement or contract could (i) interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law, or (ii) reasonably be expected to cause a Material Adverse Effect.

“Revenue Milestone” means Bank’s receipt of evidence, in form and substance satisfactory to Bank in its reasonable discretion, that Borrowers had, for a trailing six (6) month period ending on any calendar month occurring after the Closing Date but on or prior to December 31, 2020, consolidated revenue (measured in accordance with GAAP) of at least [***].

“Revolving Facility” means the facility under which Parent may request Bank to issue Advances, as specified in Section 2.1(e) hereof.

“Revolving Line” means a credit extension of up to Five Million Dollars ($5,000,000).

“Revolving Line Maturity Date” means March 30, 2022.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term Loan” is defined in Section 2.2(a)(i) hereof.

“Term Loan Maturity Date” means March 1, 2024.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Xoft” is defined in the preamble hereof.

“Xoft Solutions” is defined in the preamble hereof.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.2    Credit Extensions.

(a)    Term Loan.

(i)    Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrowers on the Closing Date in an aggregate amount of Seven Million Dollars ($7,000,000) (the “Term Loan”) which shall be used, in part, to repay the Existing Indebtedness. After repayment, the Term Loan may not be re-borrowed.

(ii)    Repayment. Borrowers shall make monthly payments of interest only, in arrears, commencing on the first (1st) Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrowers shall make equal monthly payments of principal, together with applicable interest, in arrears, to Bank, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of the Term Loan, (2) the effective rate of interest, as determined in Section 2.4(a), and (3) a repayment schedule equal to (x) if the Amortization Date is September 1, thirty (30) months, and (y) if the Amortization Date is March 1, 2022, twenty-four (24) months. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Term Loan Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(a)(iii) and 2.2 (a) (iv).

(iii)    Mandatory Prepayments. If the Term Loan is accelerated following the occurrence and during the continuation of an Event of Default, Borrowers shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Term Loan Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loan Term Loan in full, Borrowers shall pay to Bank, for payment to Bank, the Final Payment in respect of the Term Loan.

(iv)    Permitted Prepayment of Term Loan. Borrowers shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrowers (A) provides written notice to Bank of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment, and (B) pays to Bank on the date of such prepayment, payable to Bank, an amount equal to the sum of (1) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (2) the Final Payment, (3) the Prepayment Fee, plus (4) all other Obligations that are due and payable, including Bank’s Expenses and interest at the Default Rate with respect to any past due amounts.

(b)    Revolving Advances.

(i)    Subject to and upon the terms and conditions of this Agreement, Parent may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(e) may be repaid and reborrowed at any time prior to the Revolving Line Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii)    Whenever a Borrower desires an Advance, Parent will notify Bank no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from Parent within twenty-four (24) hours, (B) by electronic mail or facsimile transmission, or (C) by delivering to Bank an Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to the Designated Deposit Account.

2.3    Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.4    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)    Term Loan. Except as set forth in Section 2.4(b), the Term Loans shall bear interest, on the outstanding Daily Balance thereof, at a floating per annum rate equal to one percent (1.00%) above the Prime Rate.

(ii)    Advances. Except as set forth in Section 2.4(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three quarters percent (0.75%) above the Prime Rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percent (5.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against (i) any of a Borrower’s deposit accounts or (ii) against the Revolving Line (including but not limited to the Designated Deposit Account), in which case of clause (ii) those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.5    Crediting Payments.

(a)    Unless an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. While an Event of Default has occurred and is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)    Borrowers hereby authorize Bank to automatically deduct the amount of any principal and interest payments from any deposit account(s) of any Borrower held with Bank, including without limitation deposit account numbered xxx-xxxx-1170. If the funds in the account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and each Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to such Borrower’s account(s). Subject to any terms and conditions in the Loan Documents, Borrowers or Bank may voluntarily terminate automatic payments at any time for any reason.

2.6    Fees.:

(a)    Term Loan Facility Fee. Prior to the Closing Date, Borrowers paid to Bank a facility fee equal to Seventeen Thousand Five Hundred Dollars ($17,500), which shall be nonrefundable;

(b)    Revolving Line Facility Fee. Prior to the Closing Date, Borrowers paid to Bank a facility fee equal to Twenty-Five Thousand Dollars ($25,000), which shall be nonrefundable;

(c)    Final Payment. Borrowers shall pay to Bank the Final Payment, when due hereunder; provided, however, the parties hereby agree that if Borrowers prepay all, but not less than all, of the outstanding Term Loan in connection with new loans made by Bank and no other lenders, the Bank shall waive the unaccrued portion (as measured as of the date of such prepayment) of the Final Payment;

(d)    Prepayment Fee. Borrowers shall pay to Bank the Prepayment Fee, when due hereunder; provided, however, the parties hereby agree that there shall be no Prepayment Fee due and payable by Borrowers to the Bank under the if Borrowers prepay all, but not less than all, of the outstanding Term Loan in connection with new loans made by Bank or a syndicate of lenders of which Bank is a part or the agent thereof;

(e)    Termination Fee. Borrowers shall pay to Bank, upon termination of this Agreement or the Revolving Line by Borrowers for any reason prior to the Revolving Line Maturity Date or (ii) acceleration by Bank of the Obligations owing under the Revolving Line after an Event of Default has occurred , in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line;

(f)    Collateral Management Fee. Borrowers shall pay to Bank, on the first anniversary of the Closing Date, a collateral management fee equal to Fifteen Thousand Dollars ($15,000), which shall be nonrefundable; and

(g)    Bank Expenses. Borrowers shall pay to Bank the following: on the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable, out-of-pocket and documented attorneys’ fees and expenses; and, after the Closing Date, all Bank Expenses, including reasonable, out-of-pocket and documented attorneys’ fees and expenses, as and when they are incurred by Bank, notice of which has been provided by Bank to Parent.

2.7    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Agreement;

(b)    a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    UCC National Form Financing Statements, naming each Borrower;

(d)    an intellectual property security agreement;

(e)    a Control Agreement for each of Parent’s accounts maintained at Silicon Valley Bank;

(f)    agreement to provide insurance and evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect;

(g)    payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(h)    current financial statements of Borrowers, on a consolidated and consolidating (if prepared) basis;

(i)    evidence that any and all convertible debt among Borrowers has been converted to equity;

(j)    duly executed signature to a payoff letter from Silicon Valley Bank, along with evidence that (i) the Liens securing Indebtedness owed by Borrowers to Silicon Valley Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or Control Agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(k)    certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(l)    a completed perfection certificate of each Borrower (collectively, the “Perfection Certificates”);

(m)    a landlord’s consent in favor of Bank for each of each Borrower’s leased locations which has tangible Collateral valued in excess of One Hundred Thousand Dollars ($100,000), by the respective landlord thereof, together with the duly executed signatures thereto, except to the extent permitted in Section 6.14;

(n)    a bailee’s waiver in favor of Bank for each location where each Borrower maintains property which has tangible Collateral valued in excess of One Hundred Thousand Dollars ($100,000) with a third party, by each such third party, together with the duly executed signatures thereto, except to the extent permitted in Section 6.14;

(o)    the certificate(s) for the Shares, if any, together with Assignment(s) separate from Certificates, duly executed by the pledgor in blank; and

(p)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)    timely receipt by Bank of the Advance Request Form in the form of Exhibit B attached hereto;

(b)    the absence of any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form, and on the Funding Date of each Credit

Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

(d)    Covenant to Deliver. Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except as set forth in the Perfection Certificates, and except for Permitted Liens which are permitted by this Agreement to have priority over the Liens in favor of Bank, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, except for Permitted Liens that have priority to the Bank’s security interest by operation of law.

4.2    Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Each Borrower will deliver to Bank (i) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (ii) with respect to any Shares uncertificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificate for the Shares, in each case accompanied by an instrument of assignment duly governing the Shares. Each Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.3    Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations, and such Borrower authorizes Bank to hold such deposits in pledge and to decline to honor any drafts thereon or any request by such Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as such specific Obligations are outstanding.

4.4    Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either a Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

4.5    Right to Inspect. Without duplication with Section 6.3, Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.    REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Such Borrower and each Subsidiary is a corporation or limited liability company, as applicable, duly existing under the laws of its state or jurisdiction of organization or formation, as applicable, and qualified and licensed to do business in: (a) its state or jurisdiction of organization or formation, as applicable, and (b) any other state or jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except, in the case of such other states and jurisdictions, where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation/Organization or Bylaws/Operating Agreement, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound, nor will they contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or any of such Borrower’s property or assets may be bound or affected. Such Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3    No Prior Encumbrances. Such Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4    Bona Fide Eligible Accounts. The Eligible Accounts of such Borrower are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Such Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5    Merchantable Inventory. All Inventory of such Borrower is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6    Collateral and Intellectual Property Collateral. Such Borrower is the sole owner of the Intellectual Property Collateral, except (i) as stated herein and (ii) Permitted Licenses. Each of the Patents which has any material value is valid and enforceable, and no part of the Intellectual Property Collateral which has any material value has been judged invalid or unenforceable, in whole or in part, and, to the best of such Borrower’s knowledge, no claim has been made that any part of the Intellectual Property Collateral which has any material value violates the rights of any third party. Except as disclosed in the Perfection Certificates and except as otherwise permitted under Section 7.5, such Borrower is not a party to, or bound by, any Restricted Agreement.

5.7    Name; Location of Chief Executive Office. Except as disclosed in the Perfection Certificates, such Borrower has not done business under any name other than that specified on the signature page hereof as of the Closing Date. The chief executive office of such Borrower is located at the address indicated in Section 10 hereof as of the Closing Date. All such Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof as of the Closing Date.

5.8    Litigation. There are no actions or proceedings pending by or against such Borrower or any Subsidiary thereof before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

5.9    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that Bank has received from Borrowers fairly present in all material respects Borrowers’ financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.10    Solvency, Payment of Debts. After giving effect to the consummation of the transactions contemplated hereby on the Closing Date, Borrowers, collectively, are solvent.

5.11    Regulatory Compliance. Such Borrower and each Subsidiary thereof have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA in all material respects, and no event has occurred resulting from such Borrower’s failure to comply with ERISA that could result in such Borrower incurring any material liability. Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Such Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Such Borrower has complied with all the provisions of the Federal Fair Labor Standards Act in all material respects. Such Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12    Environmental Condition. Except as could not reasonably be expected to have a Material Adverse Effect: none of such Borrower’s or any Subsidiary of such Borrower’s properties or assets has ever been used by such Borrower or such Subsidiary in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to such Borrower’s knowledge, none of such Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such Borrower or any Subsidiary thereof; and neither such Borrower nor any Subsidiary thereof has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such Borrower or such Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13    Taxes. Such Borrower and each Subsidiary thereof have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein unless such taxes are being contested in good faith by appropriate proceedings.

5.14    Subsidiaries. Such Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15    Government Consents. Such Borrower and each Subsidiary thereof have obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16    Accounts. Except to the extent permitted under Section 6.7, none of such Borrower’s nor any Subsidiary of such Borrower’s cash or cash equivalents is maintained or invested with a Person other than Bank.

5.17    Shares. Such Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligations exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To such Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and, if applicable, non-assessable. To such Borrower’s knowledge, the Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by such Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by such Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.18    Full Disclosure. No representation, warranty or other statement made by such Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect.

6.    AFFIRMATIVE COVENANTS.

Each Borrower (except as indicated) shall do all of the following:

6.1    Good Standing. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of organization or formation, as applicable, and maintain qualification in its state or jurisdiction of organization or formation, as applicable, and in each other jurisdiction in which it is required under applicable law, in the case of such other jurisdictions, in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2    Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA in all material respects. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3    Financial Statements, Reports, Certificates. Parent shall deliver the following to Bank:

(a)    (i) within thirty (30) days after the end of each calendar month, (x) a company prepared consolidated and consolidating (if prepared) balance sheet and income statement and (y) for the period of time while Borrowers maintain bank accounts outside of Bank in accordance with Section 6.7 hereof, monthly bank account statements for such accounts, and (ii) within thirty (30) days after the end of each calendar month that is also the end of a calendar quarter, a company prepared consolidated and consolidating (if prepared) cash flow statement, in each case in (i) and (ii) above, covering Borrowers’ consolidated operations during such period and prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments), consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(b)    within ninety (90) days after the end of Borrowers’ fiscal year, audited consolidated and consolidating (if prepared) financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c)    copies of all statements, reports and notices sent or made available generally by any Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrowers concurrent with the date of filing with the Securities and Exchange Commission;

(d)    promptly upon receipt of notice thereof, a report of any legal actions pending or, to the best knowledge of any Borrower, threatened, in writing, against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to such Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more;

(e)    within thirty (30) days after the end of each fiscal year of Borrowers, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrowers, and (ii) annual financial projections for the following fiscal year as approved by each Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)    such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time;

(g)    within thirty (30) days after the last day of each month, Parent shall deliver to Bank (i) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, prepared as of such month end, (ii) a detailed aging of each Borrower’s Accounts by invoice or a summary aging by account debtor, together with payable aging and a deferred revenue report, and such other matters as Bank may reasonably request and (iii) a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(h)    promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by any Borrower from such Borrower’s auditor; and

(i)    as soon as possible but in no event later than three (3) Business Days of Parent becoming aware thereof, notice of the occurrence of any default or Event of Default that is continuing.

(j)    promptly upon Bank’s reasonable request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to a Borrower or a Guarantor.

Without duplication with Section 4.5, Bank shall have a right from time to time hereafter to audit any Borrower’s Accounts and appraise Collateral at Borrowers’ expense, provided that such audits and appraisals will be conducted no more often than once per year unless an Event of Default has occurred and is continuing.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such documents, or provides a link thereto, on Parent’s website on the internet at Parent’s website address, or such documents are posted on sec.gov; provided, however, Parent shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.

6.4    Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between such Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. Each Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.5    Taxes. Each Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on reasonable demand, appropriate certificates attesting to the payment or deposit thereof; and such Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning the Federal Insurance Contributions Act., the Federal Unemployment Tax Act, state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Bank with proof reasonably satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.6    Insurance.

(a)    Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof. Each Borrower shall also maintain insurance relating to such Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.

(b)    Except to the extent permitted in Section 6.14, all such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a Bank’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice (ten (10) days’ notice for non-payment of premiums) to Bank before canceling its policy for any reason. Upon Bank’s reasonable request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy but not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property or to acquire new assets otherwise used in the business of Borrowers; provided that any such new property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.7    Accounts. Each Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain all of its depository, operating, and investment accounts with Bank and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by such Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit; provided, however, that Parent’s credit card processing account with First Data shall be permitted to remain in place, so long as the amounts on deposit therein are transferred to a deposit account subject to a Control Agreement at least weekly; and provided, further, that Borrowers shall have twelve (12) months from the Closing Date to close their deposit accounts with Silicon Valley Bank, so long as such deposit accounts are subject to a Control Agreement at all times, (ii) beginning on the date that is ninety (90) days after the Closing Date, the aggregate balance over all such accounts shall not exceed One Hundred Thousand Dollars ($100,000) for a period of longer than three (3) consecutive Business Days. The provisions of this Section shall not apply to the Exempt Accounts.

6.8    Financial Covenants.

(a)    Performance to Plan; Minimum Revenue. Borrowers shall maintain consolidated revenue (measured in accordance with GAAP), tested monthly as of the last day of each month on a trailing six (6) month basis, of not less than (a) for the periods ending February 29, 2020, March 31, 2020, April 30, 2020, May 31, 2020, June 30, 2020, July 31, 2020, August 31, 2020, September 30, 2020, October 31, 2020, November 30, 2020, and December 31, 2020, the amount set forth opposite such date on Annex I to the Compliance Certificate, and (b) for the last day of each month thereafter, eighty percent (80%) of the projected revenue for each measuring period, as provided in Borrower’s board approved projections delivered to Bank prior to the Closing Date and in accordance with Section 6.3(e) hereof; provided that the revenue amounts contained in such projections shall be acceptable to Bank in its reasonable discretion.

(b)    Maximum Net Loss. Prior to Parent achieving the Equity Event, Borrowers shall not suffer consolidated net losses (measured in accordance with GAAP; provided that for the quarter ending March 31, 2020 Borrowers’ net loss shall be adjusted for Parent’s conversion of convertible debentures with a face value of Six Million Nine Hundred Seventy Thousand Dollars ($6,970,000) to equity on or about February 21, 2020), tested quarterly as of the last day of each fiscal quarter on a trailing three (3) month basis, of greater than (a) for the quarters ending March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020, the amount set forth opposite such date on Annex II to the Compliance Certificate, and (b) for each quarter end thereafter, the lesser of (i) one hundred twenty percent (120%) of the projected net loss for each measuring period, as provided in Borrower’s board-approved projections delivered to Bank prior to the Closing Date and in accordance with Section 6.3(e) hereof, and (ii) the projected net loss for each measuring period, plus [***]; provided that the net loss amounts contained in such projections shall be acceptable to Bank in its reasonable discretion.

6.9    Intellectual Property Rights.

(a)    Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrowers shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrowers, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)    Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that any Borrower is required under this Section to take but which such Borrower fails to take, after fifteen (15) days’ notice to Borrowers. Borrowers shall reimburse and indemnify Bank for all reasonable, out-of-pocket and documented costs and reasonable, out-of-pocket and documented expenses incurred in the reasonable exercise of its rights under this Section.

6.10    Use of Proceeds. Borrowers shall use the proceeds of the Advances solely for general working capital purposes in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

6.11    Landlord Waivers; Bailee Waivers. In the event that any Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, then such Borrower or such Subsidiary will notify Bank and, in the event that the tangible Collateral at any new location is valued in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate, obtain from such bailee or landlord, as applicable, a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank with respect to such location. Notwithstanding the foregoing, in no event shall any customer of a Borrower or any of its Subsidiaries that has possession, in the ordinary course of such Borrower’s business and subject to a lease or other usage arrangement with such Borrower, of equipment owned by a Borrower or any of its Subsidiaries to facilitate use by such customer of the products of a Borrower or any of its Subsidiaries be required to deliver a bailee waiver or landlord waiver.

6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary, or acquires any direct or indirect Subsidiary, after the Closing Date, such Borrower or such Guarantor, as the case may be, shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, or a Guaranty to become a Guarantor hereunder, at Bank’s reasonable discretion, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13    Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.14    Post-closing Conditions. As soon as possible, but in any event no later than thirty (30) days after the Closing Date, Borrower shall deliver to Bank (i) evidence satisfactory to Bank that the insurance endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank, (ii) a landlord’s consent in favor of Bank for Borrower’s leased location located at 101 Nicholson Lane, San Jose, CA 95134 and 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062, by the respective landlord thereof, together with the duly executed signatures thereto, and (iii) a bailee’s waiver in favor of Bank for its 2701 Research Park Drive, Soquel, CA 95073 location, by such third party, together with the duly executed signatures thereto.

7.    NEGATIVE COVENANTS.

Borrowers will not do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of any Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) Transfers consisting of the sale or issuance of any stock of any Borrower or its Subsidiaries permitted under Section 7.2 of this Agreement; and (v) Transfers consisting of any Borrower’s use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (vi) Transfers in connection with Permitted Liens, Permitted Licenses or Permitted Investments.

7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by any Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by any Borrower as of the Closing Date (or substantially similar or related thereto (or incidental thereto)); or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of organization or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, equity securities, or property of another Person except as permitted by Section 7.7. A Subsidiary may merge or consolidate into another Subsidiary or with (or into) a Borrower provided a Borrower is the surviving legal entity, and as long as no Event of Default has occurred and is continuing prior thereto or arises as a result therefrom.

7.4    Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for (a) Permitted Liens and (b) standard anti-assignment provisions contained in leases and agreements entered into by any

Borrower in the ordinary course of Borrowers’ business, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including, without limitation, its Intellectual Property), or permit any Subsidiary to do so, other than with respect to any fixed assets subject to a Lien permitted under clause (c) of the defined term “Permitted Liens.”

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other equity securities, or permit any of its Subsidiaries to do so, except that (a) Borrowers may repurchase the stock or other equity securities of former employees pursuant to stock or equity repurchase agreements or restricted stock unit plans or similar plans, provided such repurchases do not exceed, in an aggregate amount One Hundred Thousand Dollars ($100,000) during any twelve (12) month period, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) Borrowers and their Subsidiaries may make dividends and distributions payable in capital stock or other equity securities and (c) any Subsidiary may pay dividends or otherwise distribute property to its parent.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its cash or cash equivalents with a Person other than Bank or permit any of its Subsidiaries to do so unless such Borrower or Guarantor has entered into a Control Agreement with Bank in form and substance satisfactory to Bank or the applicable deposit account is an Excluded Asset; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for (a) transactions that are in the ordinary course of any Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) bona-fide rounds of Subordinated Debt or equity financing equity (to the extent not prohibited by Section 7.2), in Parent for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Parent’s board of directors, (d) transactions between a Borrower or Guarantor and another Borrower or Guarantor, (e) dividends and distributions permitted under Section 7.6, (f) Permitted Indebtedness, (g) Permitted Investments, and (h) transactions permitted under Section 7.3.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent. For the abundance of caution, in no event shall any Borrower make any payment under any Subordinated Debt if an Event of Default has occurred and is continuing or would occur as a result of such payment.

7.10    Inventory and Equipment. Store the Inventory or the Equipment, in either case having a book value in excess One Hundred Thousand Dollars ($100,000) per location, with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except as otherwise disclosed Bank in the Perfection Certificates or pursuant to Section 6.11, store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement. Notwithstanding the foregoing, in no event shall any customer of a Borrower or any of its Subsidiaries that has possession, in the ordinary course of any Borrower’s business and subject to a lease or other usage arrangement with such Borrower, of equipment owned by a Borrower or any of its Subsidiaries to facilitate use by such customer of the products of a Borrower or any of its Subsidiaries be required to deliver a bailee waiver or landlord waiver.

7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which failure, permission or violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

7.12    iCAD France Assets. Permit (i) the aggregate value of total assets held by iCAD France to exceed Five Hundred Thousand Dollars ($500,000) (or equivalent) at any time (inclusive of amounts set forth in (ii) hereof), (ii) the aggregate value of cash and cash equivalents held by iCAD France to exceed Three Hundred Thousand Dollars ($300,000) at any time, and (iii) iCAD France to own or hold any Intellectual Property at any time.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1    Payment Default. If a Borrower fails to pay, when due, any of the Obligations;

8.2    Covenant Default.

(a)    If a Borrower fails or neglects to perform any obligation under Section 3.3, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.12 or 6.13 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after a Borrower receives notice thereof or any Responsible Officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrowers be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4    Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5    Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower or any Guarantor is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (to the extent not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9    Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10     Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

8.11    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against a Borrower or any of its Subsidiaries or any supplier of a Borrower or any of its Subsidiaries that causes such Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such Regulatory Action or other action is based on previously disclosed conduct, and such recall, withdrawal, removal or discontinuation could reasonably be expected to have a Material Adverse Effect; (ii) the FDA issues a warning letter or similar notice to such Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) a Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to such Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more; (iv) a Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000) or more, or that could reasonably be expected to result in a Material Adverse Effect, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission or certification granted under any Registration, or a Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)    Bank may credit bid and purchase at any public sale; and

(i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Parent: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers unless such loss, damage or destruction directly results from the gross negligence or willful misconduct of Bank.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Borrower may in any way be liable.

10.    NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	iCAD, Inc., on behalf of all Borrowers
98 Spit Brook Road, Suite 100
Nashua, New Hampshire 03062
Attn: Scott Areglado, CFO
Email: sareglado@icadmed.com

If to Bank:	Bridge Bank, a division of Western Alliance Bank
55 Almaden Boulevard, Suite 100
San Jose, CA 95113
Attn: Loan Operations

With a copy to:	Bridge Bank, a division of Western Alliance Bank
4370 La Jolla Village Drive, Suite 305
San Diego, California 92122
Attn: Robert C. Lake, SVP, Head of Life Sciences
Email: rob.lake@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.    JUDICIAL REFERENCE PROVISION.

12.1    In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2    With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3    The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.    GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding any of the foregoing, Bank shall, if it makes an assignment or participation, as a non-fiduciary agent of Borrowers and only for tax purposes, maintain in the United States a register to record the names and address of each assignee or participant, the interests assigned or participated, including all rights to principal and stated interest on the Loans, and copies of any tax forms delivered by each such assignee or participant. No assignment or participant shall be valid unless recorded in such register. It is intended that any such register be maintained so that the Term Loan is in “registered form” for the purposes of the IRC.

13.2    Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

13.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8    Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank on a non-confidential basis when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9    Patriot Act Notice. Bank notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies each Borrower, which information includes names and addresses and other information that will allow Bank to identify any Borrower in accordance with the Patriot Act.

14.    CO-BORROWERS.

14.1    Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, each Borrower, including without limitation Advance Request Forms and Compliance Certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

14.2    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all Obligations (other than inchoate indemnity obligations) are paid in full and Bank has no further obligation to make Credit Extensions to each Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.3    Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which such Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

14.4    Subrogation of Defenses. For so long as any Obligations are outstanding or Bank has any obligations to make Credit Extensions to Borrowers hereunder, each Borrower hereby agrees not to assert any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect. This Section 14.4 shall have no further force or effect and shall terminate automatically upon the indefeasible repayment in full in cash of all Obligations owing to Bank and the termination of this Agreement and Bank’s obligation to make Credit Extensions to Borrowers hereunder.

14.5    Right to Settle, Release.

(a)    The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)    Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.6    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower, except as disclosed in the attached Perfection Certificates, is subordinated to the Obligations and such Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

15.    NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS AGREEMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ICAD, INC.

By:	/s/ Michael Klein

Name:	Michael Klein

Title:	CEO

XOFT, INC.

By:	/s/ Michael Klein

Name:	Michael Klein

Title:	CEO

XOFT SOLUTIONS, LLC

By:	/s/ Michael Klein

Name:	Michael Klein

Title:	CEO

Western Alliance Bank, an Arizona corporation

By:	/s/ Bill Wickline

Name:	Bill Wickline

Title:	Senior Director, Commercial Banking

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	ICAD, INC.

SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), Intellectual Property Collateral and other general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A

DEBTOR:	XOFT, INC.

SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), Intellectual Property Collateral and other general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT A

DEBTOR:	XOFT SOLUTIONS, LLC

SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(  )    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), Intellectual Property Collateral and other general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(a)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B

ADVANCE REQUEST FORM

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	(408) 282-1681

Date:

From:	ICAD, INC.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the

Term Loan, or

Advance

as defined in the Loan and Security Agreement dated as of March 30, 2020.

Borrowers hereby authorize Bank to rely on electronic and stamp signatures and treat them as authorized by Borrowers for the purpose of requesting the above advance.

All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

EXHIBIT C

BORROWING BASE CERTIFICATE

WESTERN ALLIANCE BANK, an Arizona Corporation

55 Almaden Boulevard, San Jose, CA 95113

Company: ICAD, INC., XOFT, INC., XOFT SOLUTIONS, LLC

ACCOUNTS RECEIVABLE BORROWING BASE CALCULATION:				As of Date:

1.	Add: Accounts Receivable Aged Current to 30 Days			$0
2.	Add: Accounts Receivable Aged 31 to 60 Days			$0
3.	Add: Accounts Receivable Aged 61 to 90 Days			$0
4.	Add: Accounts Receivable Aged 91 Days and Over			$0

5.	GROSS ACCOUNTS RECEIVABLE				$0

6.	Less: Accounts Receivable Aged over	90	days	$0

7.	Less: U.S. Government Receivables (Net of > 90s)			$0
8.	Less: Foreign (non-Canadian (except Quebec) Receivables (Net of > 90s)			$0
9.	Less: Affiliate or Related Accounts Receivables (Net of > 90s)			$0

10.	Less: Account concentration in excess of	[***][1]	$0	$0

11.	Less: Cross Aging	[***]		$0

12.	Less: Contra Accounts			$0
13.	Less: Over 90 day A/R credits			$0
14.	Add: Lines 6 through 13 - Total Ineligible Accounts			$0

15.	NET ELIGIBLE ACCOUNTS RECEIVABLE				$0
16.	Account Receivable Advance Rate				[***]
17.	ACCOUNTS RECEIVABLE BORROWING BASE				$0

	MAXIMUM AVAILABLE LINE OF CREDIT		$0

18.	Less: Outstanding Loan Balance				$0

19.	AVAILABLE FOR DRAW/NEED TO PAY				$0

If line #19 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance.

By signing this form you authorize the bank to deduct any advance amounts directly from the company’s checking account at Western Alliance Bank in the event there is an Overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this

Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Western Alliance Bank in all material respects.

Date:

Prepared By:

Date:

Bank Reviewed:

[1]	[***]

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	WESTERN ALLIANCE BANK, an Arizona corporation

FROM:	ICAD, INC., for itself and on behalf of all Borrowers

The undersigned authorized officer of ICAD, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between ICAD, INC., a Delaware corporation (“Parent”), (ii) XOFT, INC., a Delaware corporation (“Xoft”) and (iii) XOFT SOLUTIONS, LLC, a Delaware limited liability company (“Xoft Solutions”) (each a “Borrower” and collectively, the “Borrowers”) and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending _____________ with all required covenants except as noted below and (ii) all representations and warranties of each Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 90 days		Yes	No

Monthly financial statements and Compliance Certificate; with bank account statements while accounts still maintained outside of Bank	monthly within 30 days		Yes	No

10K and 10Q	(as applicable)		Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days after the beginning of each fiscal year		Yes	No

A/R & A/P Agings, Borrowing Base Certificate	monthly within 30 days		Yes	No

A/R Audit	Initial and Annual		Yes	No

Deposit balances with Bank	$ ___________________
Deposit balance outside Bank	$ ___________________

Financial Covenant	Required	Actual	Complies

Minimum consolidated revenue (At least 80% of the board approved projections)	$____________ (see Annex I)	$____________	Yes	No
Maximum Net Loss (Not greater than lesser of (i) 120% of the board approved projections and (ii) the projected net loss for each measuring period, plus [***]	$____________ (see Annex I)	$____________	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status	Yes No

DATE

Annex I

Minimum Trailing 6 Month Revenue

Trailing 6 Months Period Ending	Minimum Revenue
February 29, 2020	[***]
March 31, 2020	[***]
April 30, 2020	[***]
May 31, 2020	[***]
June 30, 2020	[***]
July 31, 2020	[***]
August 31, 2020	[***]
September 30, 2020	[***]
October 31, 2020	[***]
November 30, 2020	[***]
December 31, 2020	[***]

Annex II

Maximum Quarterly Net Loss

Trailing 3 Months Period Ending	Maximum Net Loss
March 31, 2020	[***]
June 30, 2020	[***]
September 30, 2020	[***]
December 31, 2020	[***]

CORPORATE RESOLUTIONS TO BORROW

Borrower: ICAD, INC.	Date: March 30, 2020

I, the undersigned Secretary or Assistant Secretary of ICAD, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES
Michael Klein	Chief Executive Officer

Scott Areglado	Chief Financial Officer, Treasurer and Secretary

Stacey Stevens	President

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

[Signatures on following page.]

IN WITNESS WHEREOF, I have hereunto set my hand on the date set forth above and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

Secretary of Borrower

ATTACHMENT A

CERTIFICATE OF INCORPORATION

ATTACHMENT B

BYLAWS OF THE CORPORATION

CORPORATE RESOLUTIONS TO BORROW

Borrower: XOFT, INC.	Date: March 30, 2020

I, the undersigned Secretary or Assistant Secretary of XOFT, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES
Michael Klein	Chief Executive Officer

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

[Signatures on following page.]

IN WITNESS WHEREOF, I have hereunto set my hand on the date set forth above and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

Secretary of Borrower

ATTACHMENT A

CERTIFICATE OF INCORPORATION

ATTACHMENT B

BYLAWS OF THE CORPORATION

LIMITED LIABILITY COMPANY RESOLUTION

Company: XOFT SOLUTIONS, LLC, a Delaware limited liability company

WE THE UNDERSIGNED, hereby certify that XOFT SOLUTIONS, LLC, a Delaware limited liability company (“Company”), is duly organized, existing and in good standing as a

X	member-managed
manager-managed

limited liability company under and by virtue of the laws of the State of Delaware, and that we are all of Company’s

X	members
managers

and that Company’s name shown above is the complete and correct name of Company.

WE FURTHER CERTIFY that at a meeting of Company (or by other duly authorized company action in lieu of a meeting), duly called and held, at which all of the undersigned were present and voting, the following resolutions were adopted:

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of the Company, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Michael Klein	Chief Executive Officer

acting for and on behalf of the Company and as its act and deed be, and they hereby are, authorized and empowered in the name of the Company:

Borrow Money. To borrow from time to time from Western Alliance Bank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of the date hereof (the “Loan Agreement”), and any other agreement entered into between Company and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Company’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Company may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Company with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of Company’s agreements or commitments in effect at the time notice is given.

WE FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for Company, as the case may be, and occupy the positions set opposite their names; that the foregoing Resolutions now stand of record on the books of Company, and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

WE FURTHER CERTIFY that the Certificate of Formation and Operating Agreement attached hereto as Attachment A are true and correct, in full force and effect as of the date hereof, and that no provision of either such document restricts the Company from entering into, or performing its obligations under, the Loan Documents.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned has executed these Limited Liability Company Resolutions to Borrow as of the date set forth below.

MEMBER: XOFT, INC.

Name: Michael Klein
Title: Chief Executive Officer
Date:

ATTACHMENT A

CERTIFICATE OF FORMATION AND LIMITED LIABILITY COMPANY AGREEMENT

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the Loan and Security Agreement dated as of March 30, 2020 (the “Agreement”) between Western Alliance Bank, an Arizona corporation (“Bank”), and ICAD, INC., a Delaware corporation (“Parent”), (ii) XOFT, INC., a Delaware corporation (“Xoft”) and (iii) XOFT SOLUTIONS, LLC, a Delaware limited liability company (“Xoft Solutions”) (each a “Borrower” and collectively, the “Borrowers”), coverage is to be provided as set forth below:

COVERAGE:	All risk including liability and property damage.

INSURED:	ICAD, INC.
XOFT, INC.
XOFT SOLUTIONS, LLC

LOCATION(s) OF COLLATERAL:

1.	98 Spit Brook Road, Suite 100, Nashua, NH 03062

2.	101 Nicholson Lane, Suite 100, San Jose, CA 95134

3.	26 Rue Cambacérès, Paris, Île-de-France 75008, France

4.	4 Townsend West, Suite 9, Nashua, NH 03062

Insuring Agent:	Mike Kearney, Arthur J. Gallagher & Co.

Address:	2850 Golf Road

Rolling Meadows, IL 60008

Phone Number:	617-646-0237

Fax Number:	617-646-0400

ADDITIONAL INSURED AND LOSS PAYEE:

Bank, as its interests may appear below.

BANK:

Western Alliance Bank, ISAOA

P.O. Box 26237

Las Vegas, NV 89126

Attn: Note Department

Fax # 408-995-5118

Phone # 408-423-8500

The above coverage is to be provided prior to funding the Agreement. Borrowers hereby agree to pay for the coverage above and by signing below acknowledge the obligation to do so.

ICAD, INC.

By:

Name: Michael Klein
Title: Chief Executive Officer

XOFT, INC.

By:

Name: Michael Klein
Title: Chief Executive Officer

XOFT SOLUTIONS, LLC

By:

Name: Michael Klein
Title: Chief Executive Officer